Exhibit 99.1

Copano Energy, L.L.C.		NEWS RELEASE

	Contacts:	Matt Assiff, SVP & CFO
Copano Energy, L.L.C.
713-621-9547
FOR IMMEDIATE RELEASE
Ken Dennard / ksdennard@drg-e.com
Jack Lascar / jlascar@drg-e.com
DRG&E / 713-529-6600

COPANO ENERGY INCREASES QUARTERLY CASH DISTRIBUTION

Third Consecutive Increase Since IPO

HOUSTON – October 17, 2005 — Copano Energy, L.L.C. (NASDAQ: CPNO) announced today a cash distribution for the third quarter of 2005 of $0.50 per unit, or $2.00 per unit on an annualized basis, for all of its outstanding Common and Subordinated Units.  This distribution is $0.05 above Copano Energy’s distribution for the second quarter of 2005 and $0.10 above the minimum quarterly distribution of $0.40 per unit.  The distribution applies to Common and Subordinated Units outstanding on the record date and will be payable on November 14, 2005, to holders of record of such units at the close of business on November 1, 2005.  Copano Energy also will make a concurrent quarterly distribution of $0.55 per unit with respect to its Class B units in the event that its unitholders do not approve the conversion of the Class B Units into Common Units at a special meeting to be held on October 27, 2005. The Class B distribution would represent a quarterly distribution equal to 110% of the distribution to be received by the Common Units, which is applicable until the conversion is approved.

“We are pleased to announce our third quarter distribution, which represents an increase of approximately 11% above the second quarter distribution amount,” said John Eckel, Chairman and Chief Executive Officer of Copano Energy.  “The earlier than expected increase to this level reflects the continued strong performance of our business following our acquisition of ScissorTail Energy and reflects a high coverage ratio comparable to prior quarters.  Management anticipates that the board will continue to consider further distribution increases as appropriate.”

Houston-based Copano Energy, L.L.C. is a midstream natural gas company with natural gas gathering, intrastate pipeline and natural gas processing assets in the Texas Gulf Coast region and in Central and Eastern Oklahoma.

This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the company based on management’s experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. These statements include, but are not limited to statements with respect to future distributions. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company, which may cause the company’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include an inability to obtain new sources of natural gas supplies, the loss of key producers that supply natural gas to the company, key customers reducing the volume of natural gas and natural gas liquids they purchase from us, a decline in the price and market demand for natural gas and natural gas liquids, the incurrence of significant costs and liabilities in the future resulting from our failure to comply with new or existing environmental regulations or an accidental release of hazardous substances into the environment and other factors detailed in Copano’s Securities and Exchange Commission filings.

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